Exhibit 99.4

IMMUNOCORE LIMITED

Company Share Option Plan
Adopted by the Company on 15th May 2015

Penningtons Manches LLP
9400 Garsington Road
Oxford Business Park
Oxford
OX4 2HN

Tel: +44 (0)1865 722106
Fax: +44 (0)1865 201012
Ref: PMB/3305931

6.	Restrictions Applying To The Option Shares	33

7.	Terms of Option	33

8.	Restrictions on Transfer and Charging	33

9.	Exercise After Cessation Of Employment	33

10.	Terms of Your Employment	34

11.	Income Tax And National Insurance Contributions	34

12.	Exercise Of Option	35

Schedule 1	Relevant Restrictions	36

Schedule 2	Privileged Relation:	36

Schedule 3	Family Trust:	36

1.	Option Exercise	40

2.	Number Of Shares To Be Acquired	40

3.	Agreements About My Tax Liabilities	40

4.	Directions About My Tax And NICs Liabilities	42

5.	Payment	42

Rules of the Immunocore Limited Company Share Option Plan

1.	Interpretation

1.1	The following definitions and rules of interpretation apply in the Plan.

Adoption Date	the date of the adoption of the Plan by the Company;

AIM Rules	means London Stock Exchange PLC's rules relating to AIM as in force at the date of this Plan or, where the context requires, as amended or modified after the date of this agreement;

Associate	has the meaning given in paragraph 12 of Schedule 4;

Associated Company	has the meaning given in paragraph 35 of Schedule 4;

Board	the board of directors of the Company or a committee of directors appointed by that board to carry out any of its functions under the Plan;

Business Day	a day other than a Saturday, Sunday or public holiday in England when banks in London are open for business;

Company	Immunocore Limited incorporated and registered in England and Wales with number 06456207;

Connected	has the meaning given in section 718 of ITEPA 2003;

Constituent Company	any of the following: (a) the Company; and (b) any Eligible Company nominated by the Board to be a Constituent Company at the relevant time.

Control	has the meaning given in section 719 of ITEPA 2003.

Date of Grant	the date on which an Option is granted under the Plan.

Eligible Company	any Subsidiary of the Company of which the Company has Control.

Eligible Employee
any Employee who:

(a)          does not have a Material Interest (either on
his own or together with one or more of his Associates), and has not had such an interest in the last 12 months; and

(b)          has no Associate or Associates that has or (taken together) have a Material Interest, or had such an interest in the last 12 months; and

(c)          is either:

(i)          not a director of any Constituent Company; or

(ii)          a director of a Constituent Company who is required to devote at least 25 hours per week (excluding meal breaks) to his duties.

Employee	an employee of a Constituent Company;

Employer NICs
Secondary class 1 (employer) NICs (or any similar liability for social security contributions in any jurisdiction) that are included in any Tax Liability (or that would be included in any Tax Liability if an election of the type referred to in rule 8.2.2 had not been made) and that may be lawfully recovered from the Option Holder;

Exercise Price
the price at which each Share subject to an Option may be acquired on the exercise of that Option, which (subject to rule 14):

(a)          if Shares are to be newly issued to satisfy the exercise of the Option, may not be less than the nominal value of a Share;

(b)          may not be less than the Market Value of a Share on the Date of Grant.

Existing CSOP Options	all: (a) Options; and (b) options granted under any other Schedule 4 CSOP that has been established by the Company or any of its Associated Companies, that can still be exercised;

Existing EMI Options
all qualifying options (as defined in section 527 of ITEPA 2003) that have been granted as a result of employment with the Company (or any other member of a group of companies to which the Company belongs) that can still be exercised;

Existing Option
an option or any other right to acquire or receive Shares granted under any Share Incentive Scheme (including the Plan), that remains capable of exercise, or in the case of options or rights that do not require exercise, remains capable of satisfaction;

Grantor
the person granting an Option, that may be:

(a)          the Company; or

(b)          the trustees of an employee benefit trust authorised by the Board to grant Options at the relevant time; or

(c)          any other person so authorised

Group	the Company and any other Constituent Companies from time to time;

HMRC	HM Revenue & Customs;

ITEPA 2003	the Income Tax (Earnings and Pensions) Act 2003;

Key Feature	any provision of the Plan that is necessary to meet the requirements of Schedule 4;

Listing
the listing of the securities of the Company on the London Stock Exchange (including the AIM Market) or any recognised investment exchange (as defined in section 285 of the financial Services and Market Act 2000) including NASDAQ and NASDAQ Europe and their respective share dealing markets and the Listing shall be treated as occurring on the day on which trading of the securities of the Company begins;

Listing Rules	the Listing Rules issued by the United Kingdom Listing Authority, as amended from time to time;

Market Value
market value determined in accordance with the applicable provisions of Part VIII of the Taxation of Chargeable Gains Act 1992, provided that if Shares are subject to a Relevant Restriction, Market Value of those Shares shall be determined as if they were not subject to a Relevant Restriction;

Material Interest	has the meaning given in paragraph 10 of Schedule 4;

Model Code	the model code on dealings in shares set out in the Listing Rules;

NICs	National Insurance Contributions;

Option	a right to acquire Shares granted under the Plan;

Option Certificate
a certificate setting out the terms of an Option, issued under rule 2.3 which shall be substantially in the form set out in Appendix 1 to the rules or in such other form as approved by the Board from time to time.

Option Holder	an individual who holds an Option or, where applicable, his Personal Representatives;

Option Shares	the Shares over which an Option subsists;

Performance Condition
any condition set under rule 3 that:

(a)          must be met before an Option can be exercised at all; and/or

(b)          provides that the extent to which an Option becomes capable of exercise shall be determined by reference to performance over a certain period measured against specified targets.

Personal Data	any personal information which could identify an Option Holder including Options held under the Plan or under any other employee share scheme operated by the Company;

Personal Representatives
in relation to an Option Holder, the personal representatives of the Option Holder (being either the executors of his will to whom a valid grant of probate has been made or, if he dies intestate, the duly appointed administrator(s) of his estate) who have produced to the Company evidence of their appointment as such;

Plan	the employee share option plan constituted and governed by these rules, as amended from time to time;

Qualifying Shares	Shares which satisfy the conditions specified in paragraphs 16 to 18 and 20 of Schedule 4;
Reorganisation	the obtaining of Control of the Company after the Date of Grant by a company owned substantially by the same persons after the obtaining of Control as owned the Company prior to the change of Control

Relevant CSOP Options
all Options granted under the Plan (and any other Schedule 4 CSOP as a result of employment with the Company (or any other member of a group of companies to which the Company belongs) that can still be exercised;

Relevant Event	has the meaning given in paragraph 25A(7C) of Schedule 4;

Relevant Offer
either:

(a)          a general offer to acquire the whole of the issued share capital of the Company which is either unconditional or which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

(b)          a general offer to acquire all the Shares,

and for these purposes the reference to the "whole of the issued share capital" and "all the Shares" shall not be taken to include any capital or Shares held by the person making the offer or a person Connected with that person, and it does not matter whether the offer is made to different shareholders by different means;

Relevant Restriction
any provision included in any contract, agreement, arrangement or condition to which any of sections 423(2), 423(3) and 423(4) of ITEPA 2003 would apply if references in those sections to employment-related securities were references to Shares;

Rollover Period	any period during which Options may be exchanged for options over shares in another company (under paragraph 26 of Schedule 4, rule 11);

Sale	an unconditional agreement being entered into for the sale to a person other than a Constituent Company, of the whole, or substantially the whole, of the business and assets of the Company;

Schedule 4	Schedule 4 to ITEPA 2003.

Schedule 4 CSOP	a share plan that meets the requirements of Schedule 4 to ITEPA 2003;

Share Incentive Scheme	any arrangement to provide employees and/or directors with shares;

Shares	£0.0001 ordinary shares in the Company (subject to rules 11 and 14);

Subsidiary	has the meaning given in section 1159 of the Companies Act 2006

Sufficient Shares	the smallest number of Shares that, when sold, will produce an amount at least equal to the relevant Tax Liability (after deduction of brokerage and any other charges or taxes on the sale);

Takeover	the company coming under the Control of a person or persons as mentioned in rule 10.1;

Tax Liability
the total of:

(a)          any PAYE income tax and primary class 1 (employee) NICs (or any similar liability to withhold amounts in respect of income tax or social security contribution in any jurisdiction) that any employer (or former employer) of an Option Holder is liable to account for as a result of the exercise of an Option; and

(b)          if the relevant Option includes the requirement specified in rule 8.2 any Employer NICs that any employer (or former employer) of an Option Holder is liable to pay as a result of the exercise of an Option.

United Kingdom Listing Authority
the Financial Conduct Authority (or any successor body carrying out the same functions), acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000.

Vested Shares
Shares which, subject to the following rules of the Plan, may be acquired by the exercise of an Option in accordance with these rules either immediately or at some future time in consequence of either:

(a)          the time that has elapsed since the Date of Grant; or

(b)          one or more Performance Conditions having been met.; and

Vesting Schedule	such one or more time-based conditions as may be specified by the Board in the Option Certificate as mentioned in rules 3.1 and 3.2.

1.2	Rule headings shall not affect the interpretation of the Plan.

1.3	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.4	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.5	A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time.

1.6	A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.

1.7	A reference to writing or written includes fax and e-mail.

1.8	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

1.9
A reference to the Plan or to any other agreement or document referred to in the Plan is a reference to the Plan or such other agreement or document as varied or novated (in each case, other than in breach of the provisions of the Plan) from time to time.

1.10	References to rules are to the rules of the Plan.

1.11
Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

2.	Grant of Options

2.1	Subject to the rules of the Plan, any Grantor may grant Options to any Eligible Employee it chooses at its absolute discretion.

2.2	Options may not be granted:

2.2.1	at any time when that grant would be prohibited by, or in breach of any:

(a)	law; or

(b)	regulation with the force of law; or

(c)
rule of an investment exchange on which Shares are listed or traded, part of the Model Code or any other non-statutory rule with a purpose similar to any part of the Model Code that binds the Company or with which the Board has resolved to comply; or

2.2.2	at any time when Shares are not Qualifying Shares.

2.3
Options may be granted on terms requiring the Option Holder to be bound by such restrictions on sale or other disposition of the Shares acquired on exercise of the Option as the Board may require in relation to the Company's first underwritten public offering of Shares under the US Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (or any such offering of a company which acquires the Company pursuant to a Reorganisation).

2.4	An Option shall be granted by the Grantor executing an Option Certificate. Each Option Certificate shall be sent to the relevant Option Holder and shall specify (without limitation):

2.4.1	the Date of Grant of the Option;

2.4.2	the number and class of the Shares over which the Option is granted;

2.4.3	the Exercise Price;

2.4.4	the date(s) after which the Option, or part of the Option, may be exercised, unless an earlier event occurs to cause the Option to lapse or to become exercisable, in whole or in part.

2.4.5	the date when the Option will lapse, assuming that the Option is not exercised earlier and no event occurs to cause the Option to lapse earlier.

2.4.6	any Performance Conditions , and the method by which the Performance Conditions may be varied or waived;

2.4.7	a statement that:

(a)	the Option is subject to these rules, Schedule 4 and any other legislation applying to Schedule 4 CSOPs; and

(b)	the provisions listed in rule 2.4.7(a) shall prevail over any conflicting statement relating to the Option's terms;

2.4.8	whether or not the shares are subject to any Relevant Restrictions and, if so, the nature of the Relevant Restrictions; and

2.4.9	any requirement imposed pursuant to rule 2.3.

2.5	No amount shall be paid for the grant of an Option.

3.	Vesting Schedule and Performance Conditions

3.1	An Option may be granted subject to either, or both, a Vesting Schedule and Performance Conditions as the Board shall determine.

3.2
An Option may be granted on terms that different proportions of the Option Shares shall respectively become Vested Shares if the Option Holder holds continuous employment within the Group throughout such different periods, beginning with the Date of Grant, as the Board shall specify in the Option Certificate.

3.3
An Option may be granted on terms that the extent to which the Option Shares become Vested Shares shall depend upon the extent to which one or more Performance Conditions specified in the Option Certificate is attained (so that if and insofar as any such Performance Condition is not attained, the Option shall then lapse and cease to be exercisable in respect of the proportion of Option Shares which does not then become Vested Shares).

3.4	A Performance Condition may be specified to apply to the whole or part only of an Option.

3.5
After an Option has been granted the Board may (with the consent of the Grantor, where appropriate) amend a Vesting Schedule so as to bring forward the time at which any Option Shares shall become Vested Shares or vary any Performance Condition imposed pursuant to rule 3.1 PROVIDED THAT no such variation shall be made unless an event has occurred or events have occurred in consequence of which the Board reasonably considers that the terms of the existing Performance Conditions should be so varied for the purpose of ensuring that either the objective criteria against which the performance of the Group and/or any Constituent Company and/or any division and/or the Option Holder will then be measured will be, in the reasonable opinion of the Board, a fairer measure of such performance or that any varied Performance Condition will afford a more effective incentive to Option Holders and will be no more difficult to satisfy than was the Performance Condition when first set.

3.6
After an Option has been granted the Board may (with the consent of the Grantor, if appropriate), waive in whole or in part any requirement that a Performance Condition be met as a condition of exercise of an Option PROVIDED THAT no such waiver shall be made unless an event or events have occurred in consequence of which the Board reasonably considers that the terms of the existing Performance Condition no longer afford an effective incentive to the Option Holder.

3.7	The Board shall determine whether, and to what extent, any Performance Conditions have been satisfied.

3.8
If an Option is subject to any Performance Condition, the Board shall notify the Option Holder (and the Grantor, if not the Company) within a reasonable time after the Board becomes aware of the relevant information:

3.8.1	whether (and, if relevant, to what extent) the Performance Condition has been satisfied and the relevant Option has therefore vested;

3.8.2	of any subsequent change in whether, or the extent to which, the Performance Condition has been satisfied;

3.8.3	when that Performance Condition has become incapable of being satisfied in whole or in part; and

3.8.4	of any waiver or variation of that Performance Condition under rule 3.5 or rule 3.6.

3.8.5	the number of Shares in respect of which an Option shall become vested on any occasion shall be rounded to the nearest whole number.

3.8.6
If, in consequence of a Performance Condition being met, an Option becomes vested in respect of some but not all of the Option Shares, it shall thereupon lapse and cease to be exercisable in respect of the balance of the Option Shares if such Performance Condition is incapable of being met in respect of the balance of such Option Shares.

4.	Individual Limits on Grants

4.1	References to Market Value in this rule 4 are to the Market Value on the date on which the relevant option was granted.

4.2	If the grant of any share option intended to be an Option (referred to in this rule 4.2 as the Excess Option) would cause the total Market Value of shares subject to:

4.2.1	the Excess Option; and

4.2.2	all Existing CSOP Options held by the relevant Eligible Employee,

to exceed £30,000 (or any other amount specified in paragraph 6 of Schedule 4 at the relevant time), the whole of that Excess Option shall take effect as a share option granted outside the Plan (but subject to the same terms and conditions as if it were an Option) and without the tax advantages available for Options.

4.3	If the grant of any share option intended to be an Option (referred to in this rule 4.3 as the Excess Option) would cause the total Market Value of shares subject to:

4.3.1	the Excess Option; and

4.3.2	all Relevant CSOP Options held by the relevant Eligible Employee; and

4.3.3	all Existing EMI Options held by the relevant Eligible Employee,

to exceed £250,000 (or any other amount specified in section 536(1)(e) of ITEPA 2003 at the relevant time), the whole of that Excess Option shall take effect as a share option granted outside the Plan (but subject to the same terms and conditions as if it were an Option) and without the tax advantages available for Options.

5.	Lapse and Suspension Of Options

5.1
Options may not be transferred or assigned or have any charge or other security interest created over them. An Option shall lapse if the relevant Option Holder attempts to do any of those things. But, the transfer of an Option to an Option Holder's Personal Representatives on the death of the Option Holder will not cause an Option to lapse.

5.2	Subject to rule 6.11, an Option shall lapse on the earliest of the following:

5.2.1	any attempted action by the Option Holder falling within rule 5.1; or

5.2.2	when a Performance Condition applying to the whole Option becomes incapable of being met, as a result of which no part of the Option can be exercised; or

5.2.3	the date on which the Option shall lapse, as specified in the Option Certificate; or

5.2.4	the first anniversary of the Option Holder's death; or

5.2.5	the expiry of any time limit for the exercise of an Option specified in rule 6;

5.2.6	if rule 5.4 applies, the earliest applicable event specified in rule 5.8; or

5.2.7	if the Board shall have exercised its discretion under rule 6.4, the expiry of the period allowed for exercise of an Option and specified by the Board pursuant to that rule; or

5.2.8	if rule 10 or rule 12 applies, the time specified for the lapse of the Option under the relevant rule;

5.2.9
if a New Option is offered in exchange for an Old Option in accordance with rule 11 where the Acquiring Company obtains Control of the Company pursuant to a Reorganisation, the Old Option shall lapse 40 days from the later of the date of the Reorganisation or the date the New Option is offered; or

5.2.10
when the Option Holder becomes bankrupt under Part IX of the Insolvency Act 1986, or applies for an interim order under Part VIII of the Insolvency Act 1986, or proposes or makes a voluntary arrangement under Part VIII of the Insolvency Act 1986, or takes similar steps, or is similarly affected, under laws of any jurisdiction that correspond to those provisions of the Insolvency Act.

5.3	Part of an Option shall lapse where:

5.3.1	a Performance Condition set for that Option has been met in such a way that the Option has become, and shall remain, exercisable only in part; or

5.3.2	a Performance Condition set for part of that Option becomes incapable of being met, as a result of which that part of the Option cannot be exercised; or

5.3.3	Rule 5.4 applies and the Board has determined under rule 6.5 that the Option may be exercised, but only in part.

5.4
Subject to rules 5.6, 6.5 and 6.11, an Option (in this rule 5.4, the Suspended Option) cannot be exercised under any rule of the Plan after the Option Holder has ceased employment with any Eligible Company for any reason unless:

5.4.1	the Option Holder becomes (or remains) an employee of another Eligible Company at (or about) the same time; or

5.4.2	the Board decides to permit exercise of the Suspended Option under rule 6.5.

5.5	The Board shall notify the relevant Grantor (if the Grantor is not the Company) of any Option to which rule 5.4 applies, within a reasonable time after the Board becomes aware of that fact.

5.6	If:

5.6.1	notice to terminate employment is given by or to an Option Holder; and

5.6.2	that termination falls within rule 5.4,

the time the notice is given shall be treated under rule 5.4 (but not rule 5.8.2(a)) as the time at which the relevant employment ends. If this rule 5.6 applies, an Option Holder will not be able to exercise his Option after the giving of notice by or to him, subject to rule 6.5.

5.7	A Suspended Option shall not become exercisable under these rules unless the Board decides to permit its exercise under rule 6.5.

5.8	Unless it lapses earlier under rule 5.2, a Suspended Option shall lapse:

5.8.1	if the Board has decided that the Suspended Option may be exercised in whole or in part under rule 6.5, at the end of the period during which it may be exercised under that Board decision; or

5.8.2	if the Board has not decided that the Suspended Option may be exercised in whole or in part under rule 6.5, on the earlier of:

(a)	the date falling 90 days after the relevant cessation of employment; or

(b)	any date on which the Board determines that it will not allow exercise of the Suspended Option under rule 6.5.

6.	Exercise of Options

6.1	Subject to rule 6.11, an Option may not in any event be exercised after the tenth anniversary of the Date of Grant.

6.2	Subject to rule 6.3, 6.4, 6.11, 10.2 and 12.2, an Option may only be exercised (if at all) after the earliest to occur of the following:

6.2.1	A Takeover (other than a Reorganisation);

6.2.2	The court sanctioning a compromise or arrangement as mentioned in Rule 10.3

6.2.3	A Sale;

6.2.4	A Listing; or

6.2.5	The expiry of the period of one hundred and fourteen months commencing on the first day of the month in which the Date of Grant occurs

6.3
Save as provided in rules 10 and 12 an Option may only ever be exercised in respect of Vested Shares or such greater proportion of the Option Shares as may be notified in writing to the Option Holder by the Board before or within 14 days after the date on which the Option becomes exercisable in accordance with rule 6.2 or rule 6.4.

6.4
Notwithstanding the provisions of rule 6.2 the Board may in its absolute discretion, by notice in writing to the relevant Option Holder (or where appropriate, his Personal Representatives) allow an Option to be exercised in the absence of a Takeover, court-sanctioned compromise or arrangement as mentioned in rule 10.3, Sale or a Listing and, in such notice, may, acting reasonably and not so as to cause any requirement of Schedule 4 not to be met, specify alternative conditions which must be satisfied before the Option may be exercised pursuant to this rule 6.4.

6.5	If rule 5.4 applies:

6.5.1
At any time during the 90 days after the relevant cessation of employment, the Board may decide that all or any part of a Suspended Option (as defined in rule 5.4) may be exercised. Any such decision, and whether to consider making such a decision, shall be entirely at the discretion of the Board.

6.5.2	The Board may specify a period for the exercise of a Suspended Option under this rule 6.5 that begins and/or ends before the period for exercise specified in the Option Certificate.

6.5.3	Any period specified by the Board for the exercise of a Suspended Option under this rule 6.5 may not end later than:

(a)	the latest date on which that Option could have been exercised under the Option Certificate if it had not become a Suspended Option; and

(b)	the date falling 12 months after the relevant cessation of employment if the reason for the cessation is the death of the Option Holder.

6.5.4	An Option to which this rule 6.5 applies:

(a)	may be exercised in accordance with the terms of any decision of the Board to permit its exercise under this rule 6.5, subject to rule 5.8; and

(b)	shall lapse according to rule 5.3.3 (if applicable) and rule 5.8.

6.5.5	Unless otherwise specified by the Board exercise of an Option to which this rule 6.5 applies shall continue to be subject to rules 6.2 and 6.3.

6.5.6
The Board shall notify the relevant Option Holder (and the relevant Grantor, if not the Company) of any decision made under this rule 6.5, including any decision not to permit the exercise of a Suspended Option, within a reasonable time after making it.

6.6	No Option may be exercised when its exercise is prohibited by, or would be a breach of, any of the following that then apply:

6.6.1	the Model Code; or

6.6.2	the AIM rules; or

6.6.3	any other rule, code or set of guidelines (such as a personal dealing code adopted by the Company) with a similar purpose and effect to any part of the Model Code; or

6.6.4	any law or regulation with the force of law.

6.7	No Option may be exercised at any time when the Option Holder:

6.7.1	has a Material Interest (any interests of the Option Holder's Associates being treated as belonging to the Option Holder for this purpose); or

6.7.2	had a Material Interest in the 12 months before that time (any interests of the Option Holder's Associates being treated as having belonged to the Option Holder for this purpose).

6.8
Exercise of the Option is conditional upon the Option Holder executing, if so required by the Company, a deed of adherence (in such form as may be required by the Company) with the Company and all persons who are holders of shares in the capital of the Company at the date of exercise of the Option whereby the Option Holder becomes a party to any shareholders’ agreement or other document having a similar effect which is in force between the Company and all persons who, at the date of exercise of the Option, are holders of shares in the capital of the Company.

6.9	An Option may only be exercised to the extent that any Performance Conditions have been met.

6.10	An Option may only be exercised if the Option Holder has:

6.10.1	confirmed his agreement to rule 8 in writing (this confirmation may be included in the exercise notice); and

6.10.2	made any arrangements, or entered into any agreements, required under rule 8.

6.11
If an Option Holder dies before the lapse of his Option, the Option may be exercised by his Personal Representatives at any time during the period of 12 months after the date of death, notwithstanding any contrary provision in the Plan save to the extent that contrary provision would not breach paragraph 25 of Schedule 4.

6.12	Subject to Rule 6.13, no Option may be exercised at any time when the Shares to which the Option relates are not Qualifying Shares.

6.13
If, in consequence of a Relevant Event, the Shares to which an Option are no longer Qualifying Shares, Options may be exercised under Rule 10 no later than 20 days after the day on which the Relevant Event occurs, notwithstanding that the Shares no longer meet those conditions (but not at any time when exercise would not be permitted under Rule 10, even if those conditions were met).

7.	Manner of Exercise Of Options

7.1	Where an Option is exercised in part, the Grantor shall issue a new Option Certificate for the Shares that are still subject to the Option.

7.2	An Option shall be exercised by the Option Holder giving a written exercise notice to the Company (acting as agent for the Grantor if the Grantor is not the Company), that shall:

7.2.1	set out the number of Shares over which the Option Holder wishes to exercise the Option. If that number exceeds the number over which the Option may be validly exercised at the time:

(a)	the Option shall be treated as exercised only in respect of that lesser number; and

(b)	any excess amount paid to exercise the Option or meet any Tax Liability shall be refunded; and

7.2.2	be made using a form that the Board will approve ;

7.2.3	include a power of attorney appointing the Company as the Option Holder's agent and attorney for the purposes of rule 8.2.2, rule 8.4 and rule 8.6; and

7.2.4	include the confirmation required under rule 6.10.1 (unless this has been provided separately).

7.3	Any exercise notice shall be accompanied by:

7.3.1	payment of an amount equal to the Exercise Price multiplied by the number of Shares specified in the notice; and

7.3.2	any payment required under rule 8; and/or

7.3.3	any documents relating to arrangements or agreements required under rules 2.3, 6.8 and 8.

7.4	Any exercise notice shall be invalid:

7.4.1	to the extent that it is inconsistent with the Option Holder's rights under these rules and the Option Certificate; or

7.4.2	if any of the requirements of rule 7.2 or rule 7.3 are not met; or

7.4.3	if any payment referred to in rule 7.3 is made by a cheque that is not honoured on first presentation or in any other manner that fails to transfer the expected value to the Grantor.

The Grantor may permit the Option Holder to correct any defect referred to in rule 7.4 (but shall not be obliged to do so). The date of any corrected exercise notice shall be the date of the correction rather than the original notice date for all other purposes of the Plan.

7.5	Shares shall be allotted and issued (or transferred, as appropriate) within 30 days after a valid Option exercise, subject to the other rules of the Plan.

7.6
Except for any rights determined by reference to a date before the date of allotment, Shares allotted and issued in satisfaction of the exercise of an Option shall rank equally in all respects with the other shares of the same class in issue at the date of allotment.

7.7
If the Shares are listed or traded on any stock exchange, the Company shall apply to the appropriate body for any newly issued Shares allotted on exercise of an Option to be admitted to trading on that exchange.

8.	Tax Liabilities

8.1	Each Option shall include a requirement that the Option Holder irrevocably agrees to:

8.1.1	pay to the Company, his employer or former employer (as appropriate) the amount of any Tax Liability; or

8.1.2	enter into arrangements to the satisfaction of the Company, his employer or former employer (as appropriate) for payment of any Tax Liability.

8.2	Unless the Constituent Company that employs the relevant Eligible Employee directs that it shall not, each Option shall include a requirement that the Option Holder irrevocably agrees that:

8.2.1	the Company, his employer or former employer (as appropriate) may recover the whole or any part of any Employer NICs from the Option Holder; or

8.2.2
at the request of the Company, his employer or former employer, the Option Holder shall elect (using a form approved by HMRC) that the whole or any part of the liability for Employer NICs shall be transferred to the Option Holder.

8.3
An Option Holder's employer or former employer may decide to release the Option Holder from, or not to enforce, any part of the Option Holder's obligations in respect of Employer NICs under rule 8.1 and rule 8.2.

8.4
If an Option Holder does not fulfil his obligations under either rule 8.1.1 or rule 8.1.2 in respect of any Tax Liability arising from the exercise of an Option within seven days after the date of exercise and Shares are readily saleable at that time, the Grantor shall withhold Sufficient Shares from the Shares that would otherwise be delivered to the Option Holder. From the net proceeds of sale of those withheld Shares, the Grantor shall pay to the Company, employer or former employer an amount equal to the Tax Liability and shall pay any balance to the Option Holder.

8.5
Option Holders shall have no rights to compensation or damages on account of any loss in respect of Options or the Plan where such loss arises (or is claimed to arise), in whole or in part, from the Plan ceasing to be a Schedule 4 CSOP.

8.6
Each Option shall include a requirement that the Option Holder irrevocably agrees to enter into a joint election under section 431(1) or section 431(2) of ITEPA 2003, if required to do so by the Company, his employer or former employer, on or before the date of exercise of the Option.

9.	Relationship with Employment Contract

9.1
The rights and obligations of any Option Holder under the terms of his office or employment with the Company (or any Eligible Company or former Eligible Company) shall not be affected by being an Option Holder.

9.2	The value of any benefit realised under the Plan by Option Holders shall not be taken into account in determining any pension or similar entitlements.

9.3
Option Holders and Employees shall have no rights to compensation or damages on account of any loss in respect of Options or the Plan where such loss arises (or is claimed to arise), in whole or in part, from:

9.3.1	termination of office or employment with; or

9.3.2	notice to terminate office or employment given by or to,

the Company, any Eligible Company or any former Eligible Company. This exclusion of liability shall apply however termination of office or employment, or the giving of notice, is caused and however compensation or damages may be claimed.

9.4
Option Holders and Employees shall have no rights to compensation or damages from the Company, any Constituent Company or any former Constituent Company on account of any loss in respect of Options or the Plan where such loss arises (or is claimed to arise), in whole or in part, from:

9.4.1	any company ceasing to be a Constituent Company; or

9.4.2	the transfer of any business from a Constituent Company to any person that is not a Constituent Company.

This exclusion of liability shall apply however the change of status of the relevant Constituent Company, or the transfer of the relevant business, is caused, and however compensation or damages may be claimed.

9.5	An Employee shall not have any right to receive Options, whether or not he has previously been granted any.

10.	Takeovers

10.1
Subject to rules 6.1 and 10.2, if any person (“the Controller”) acquires Control of the Company as a result of a Relevant Offer, or entering into a share sale and purchase agreement which will result in the Controller obtaining Control of the Company upon completion (on its own account or acting together with others); the Option Holder shall, whether or not he subsequently or in consequence of the change in control ceases to be employed by any Constituent Company for any reason but subject to the provisions of rules 6.3 and 6.4, be entitled to exercise his Option in whole or in part within the period of 40 days beginning with the date when the Controller has obtained Control of the Company and (if relevant) any condition subject to which the offer is made has been satisfied and to the extent that the Option is not exercised within such period it shall lapse and cease to be exercisable.   This clause 10 shall not apply where the Controller acquires Control of the Company as a result of a Reorganisation.

10.2
Notwithstanding rule 10.1, if a person makes a Relevant Offer or negotiates a share sale and purchase agreement with the shareholders of the Company which will result in a change in Control, the Board may, in its absolute discretion and by notice in writing to all Option Holders, declare all outstanding Options to be exercisable either in whole or in part in respect of all Option Shares in anticipation of the change in Control during a reasonable limited period specified by the Board in the notice (which period shall end immediately before the Controller obtains Control of the Company if it has not already ended). If the Board so declares, all outstanding Options may be exercised at any time during such period. If not exercised, the Options shall lapse immediately upon expiry of such period.

10.3	Subject to rule 6.1 if under s899 Companies Act the court sanctions a compromise or arrangement (other than in connection with a Reorganisation) applicable to or affecting:

10.3.1	all the ordinary share capital of the Company, or all the Shares; or

10.3.2
all the ordinary share capital of the Company, or all the Shares, which are held by a class of shareholders identified otherwise than by reference to their employment or directorships or their participation in a Schedule 4 CSOP Scheme, the Option Holder shall, whether or not he subsequently or in consequence of the compromise or arrangement ceases to be employed by any Constituent Company for any reason but subject to the provisions of rules 6.3 and 6.4, be entitled to exercise his Option in whole or in part within the period of 40 days beginning with the date the court sanctions the arrangement and to the extent that the Option is not exercised within such period it shall lapse and cease to be exercisable.

10.4	In this rule 10 a person shall be deemed to have obtained Control of a company if he, and others acting with him, have obtained Control of it together.

11.	Rollover of Options

11.1
If a company has obtained Control of the Company as a result of company reorganisation (within the meaning of paragraph 26 of Schedule 4) affecting the Company, each Option Holder may, by agreement with that company (Acquiring Company) within the Rollover Period, release each Option (Old Option) for a replacement option (New Option). A New Option shall:

11.1.1	be over shares that satisfy the requirements of paragraphs 16 to 20 of Schedule 4 in the Acquiring Company (or some other company falling within paragraph 27(2)(b) of Schedule 4); and

11.1.2
be a right to acquire such number of those shares as have, immediately after grant of the New Option, a total Market Value substantially the same as the total Market Value of the shares subject to the Old Option immediately before its release (and for these purposes Market Value shall be determined using a methodology agreed by HMRC); and

11.1.3
have an exercise price per share such that the total price payable on complete exercise of the New Option is substantially the same as the total price that would have been payable on complete exercise of the Old Option; and

11.1.4	be exercisable in the same manner as the Old Option as it had effect immediately before the Old Option's release.

11.2	Any Rollover Period shall have the same duration as the applicable appropriate period defined in paragraph 26(3) of Schedule 4.

11.3	Any New Option granted under rule 11 shall be treated as having been acquired at the same time as the relevant Old Option for all other purposes of the Plan.

11.4	The Plan shall be interpreted in relation to any New Options as if references to:

11.4.1
the Company (except for those in the definitions of Constituent Company and Eligible Company) were references to the Acquiring Company (or to any other company whose shares are subject to the New Options, as the context may require); and

11.4.2	the Shares were references to the shares subject to the New Options.

11.5	The Company will remain the scheme organiser of the Plan (as defined in paragraph 2(2) of Schedule 4) following the release of Options and the grant of New Options under rule 11.

11.6	The Acquiring Company shall issue (or procure the issue of) an Option Certificate for each New Option.

12.	Sale

12.1
In the event of a Sale, Options may be exercised in whole or in part whether or not the relevant Option Holder shall have ceased to be employed by a Constituent Company subsequently to or in consequence of that Sale within the period of 40 days beginning with the date of the Sale and shall lapse and cease to be exercisable at the end of that period.

12.2
If the Board anticipates that a Sale may occur, it may invite Option Holders to exercise Options in respect of Option Shares which would become Vested Shares upon such Sale within such period preceding such Sale as the Board may specify and, if an Option is not then exercised, it shall, unless the Board otherwise determines, lapse and cease to be exercisable at the end of that period.

13.	Listing

13.1
In the event of a Listing, Options may be exercised in respect of Vested Shares within such one or more periods after the Listing as the Board shall determine and notify to Option Holders before the Listing PROVIDED THAT:

13.1.1	no such period shall be less than 7 days long; and

13.1.2	the first such period shall begin within the period of 14 days beginning with the date of Listing; and

13.1.3	if no exercise period has been specified by the Board, Options may be exercised after the Listing; and

13.1.4
if more than one exercise period has been specified by the Board, Options shall in any event be exercisable in respect of not less than one-third of the Vested Shares at any time within the first such period; and

13.1.5	the Board shall specify in writing to the Option Holders, at the same time as issuing notice of the first exercise period, the number and dates of any further exercise periods.

13.2
Subject to rule 13.3 if, pursuant to rule 13.1 an Option becomes exercisable in consequence of a Listing, then the Company shall have the right not to issue and allot Shares upon the exercise of such Option unless the Option Holder has first agreed with the Company (in such form as the Board shall determine) that the Option Holder shall not sell or otherwise dispose of the Shares acquired upon the exercise of such Option within such period or periods (not extending beyond the second anniversary of the date of Listing) as the Board may specify in a notice in writing to the Option Holder.

13.3
No such agreement as is mentioned in rule 13.2 shall prevent an Option Holder from immediately disposing of such number of the Shares so acquired (by way of sale for a consideration in cash which is not less than the best consideration which may be obtained at the time of sale) as is sufficient to enable the Option Holder (after deduction of costs and expenses of sale) to recover the cost of the aggregate Option Price paid and any income tax and National Insurance contributions due in consequence of such exercise of such Option.

14.	Variation of Share Capital

14.1
If there is any variation of the share capital of the Company (whether that variation is a capitalisation issue (other than a scrip dividend), rights issue, consolidation, subdivision or reduction of capital or otherwise) that affects (or may affect) the value of Options to Option Holders, the Board may adjust the number and description of Shares subject to each Option and/or the Exercise Price of each Option in a manner that the Board, in its reasonable opinion, considers to be fair and appropriate. However:

14.1.1	such adjustments may only be made in accordance with the provisions of paragraph 22 of Schedule 4;

14.1.2	the amendment of any Option granted by a Grantor other than the Company shall require the consent of that Grantor (which shall not be unreasonably withheld);

14.1.3
the Exercise Price for a Share to be newly issued on the exercise of any Option shall not be reduced below its nominal value (unless the Board resolves to capitalise, from reserves, an amount equal to the amount by which the total nominal value of the relevant Shares exceeds the total adjusted Exercise Price, and to apply such amount to pay-up the relevant Shares in full).

15.	Notices

15.1	Any notice or other communication given under or in connection with the Plan shall be in writing and shall be:

15.1.1	delivered by hand or by pre-paid first-class post or other next working day delivery service at the appropriate address;

For the purposes of this rule 15, the appropriate address means:

(a)	in the case of the Company, its registered office, provided the notice is marked for the attention of the Company Secretary;

(b)	in the case of an Option Holder, his home address;

(c)	if the Option Holder has died, and notice of the appointment of personal representatives has been given to the Company, any contact address they have specified in such notice; and

(d)
in the case of any other Grantor, its registered office or such other address as has been notified in writing by the Grantor to the sender, provided the notice is marked for the attention of the person notified in writing to the sender,

15.1.2	sent by fax to the fax number notified in writing by the recipient to the sender; or

15.1.3	sent by email to the appropriate email address.

For the purposes of this rule 15, appropriate email address means:

(a)	in the case of the Company, the Chief Executive Officer (eliot.forster@immunocore.com);

(b)	in the case of the Option Holder, if he is permitted to receive personal emails at work, his work email address; and

(c)	in the case of any other Grantor, any email address notified in writing by the Grantor to the sender.

15.2	Any notice or other communication given under this rule 15 shall be deemed to have been received:

15.2.1	if delivered by hand, on signature of a delivery receipt, or at the time the notice is left at the proper address;

15.2.2	if sent by pre-paid first-class post or other next working day delivery service, at 9.00am on the second Business Day after posting, or at the time recorded by the delivery service;

15.2.3	if send by fax, at 9.00 am on the next Business Day after transmission; and

15.2.4	if sent by email, at 9.00 am on the next Business Day after sending.

15.3	This rule 15 does not apply to:

15.3.1	the service of any notice of exercise pursuant to rule 7.2; and

15.3.2	the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

16.	Administration and Amendment

16.1	The Plan shall be administered by the Board.

16.2	The Board may amend the Plan from time to time, but:

16.2.1	no amendment may be made to a Key Feature of the Plan if, as a result of the amendment, the Plan would no longer be a Schedule 4 CSOP;

16.2.2	no material amendment may apply to Options granted before the amendment was made:

(a)	if the Grantor is not the Company, without the consent of the Grantor (which shall not be unreasonably withheld); and

(b)	if the amendment will have a material adverse impact on the rights of the Option Holder:

(i)
without the prior written consent of such number of Option Holders as hold Option under the Plan to acquire 75 per cent of the Shares which would be issued or transferred if all Options granted and subsisting under the Plan were at that time exercised; or

(ii)
Without a resolution at a meeting of Option Holders passed by not less than 75 per cent of the Option Holders who attend and vote either in person or by proxy, and for the purposes of this rule 16.2.2(b)(ii) the Option Holders shall be treated as a separate class of share capital and the provisions of the articles of association of the Company relating to class meetings shall apply mutatis mutandis.

16.2.3	no amendment may be made without the prior approval of the Company in general meeting if it would:

(a)	make the terms on which Options may be granted materially more generous; or

(b)	increase any of the limits specified in rule 4; or

(c)	change the definition of Eligible Employee to expand the class of potential Option Holders,

unless it is a minor amendment to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Option Holders or for the Company or any Eligible Company;

16.3	The cost of setting up and operating the Plan shall be borne by the Constituent Companies in proportions determined by the Board.

16.4	Each Grantor other than the Company shall at all times:

16.4.1	keep sufficient issued Shares available; and/or

16.4.2	hold sufficient enforceable rights to subscribe for Shares, or to acquire issued Shares,

to satisfy the exercise of all Options granted by that Grantor.

16.5	The Board shall determine any question of interpretation and settle any dispute arising under the Plan. In such matters, the Board's decision shall be final.

16.6	The Company and any other Grantor shall not be obliged to notify any Option Holder of any vesting of an Option or if an Option becomes exercisable or if an Option is due to lapse.

16.7	The Company, any other Grantor shall not be obliged to provide Option Holders with copies of any materials sent to the holders of Shares.

17.	Governing Law

The Plan and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

18.	Jurisdiction

18.1
Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with the Plan or its subject matter or formation (including non-contractual disputes or claims).

18.2
Each party irrevocably consents to any process in any legal action or proceedings under rule 18.1 above being served on it in accordance with the provisions of the Plan relating to service of notices. Nothing contained in the Plan shall affect the right to serve process in any other manner permitted by law.

19.	Third Party Rights

19.1
A person who is not a party to the Option shall not have any rights under or in connection with it as a result of the Contracts (Rights of Third Parties) Act 1999 except where such rights arise under any provision of the Plan for any employer or former employer of the Option Holder which is not a party.

This does not affect any right or remedy of a third party which exists, or is available, apart from that Act.

19.2
The rights of the parties to an Option to surrender, terminate or rescind it, or agree any variation, waiver or settlement of it, are not subject to the consent of any person that is not a party to the Option as a result of the Contracts (Rights of Third Parties) Act 1999.

20.	Data Protection

20.1
In accepting the grant of an Option each Option Holder consents to the collection, holding, processing and transfer of his Personal Data by the Company, any Grantor or any Constituent Company for all purposes connected with the operation of the Plan.

20.2	The purposes of the Plan referred to in rule 20.1 include, but are not limited to:

20.2.1	holding and maintaining details of the Option Holder's Options;

20.2.2	transferring the Option Holder's Personal Data to the trustee of an employee benefit trust, the Company's registrars or brokers or any administrators of the Plan; and

20.2.3
transferring the Option Holder's Personal Data to a bona fide prospective buyer of the Company or the Option Holder's employer company or business unit (or the prospective buyer's advisers), provided that the prospective buyer, and its advisers, irrevocably agree to use the Option Holder's Personal Data only in connection with the proposed transaction and in accordance with the data protection principles set out in the Data Protection Act 1998; and

20.2.4	transferring the Option Holder's Personal Data under rule 20.2.2 or rule

20.2.3 to a person who is resident in a country or territory outside the European Economic Area that may not provide the same statutory protection for the information as countries within the European Economic Area.

Appendix 1

Dated	201[*]

OPTION CERTIFICATE

THIS DEED dated	[DATE]

This is a deed of Immunocore Limited incorporated and registered in England and Wales with company number 06456207 whose registered office is at 90 Milton Park, Abingdon, Oxon, OX14 4RY (the Company).

Background:

A.	The Company has adopted the Immunocore Limited Company Share Option Plan (Plan).

B.	The Plan is a Schedule 4 CSOP scheme (as defined in paragraph 1(A1) of Schedule 4 to the Income Tax (Earnings and Pensions) Act 2003).

C.	The Company wishes to grant an option under the Plan to [NAME OF EMPLOYEE] of [ADDRESS OF EMPLOYEE] (Option Holder), on the terms specified in this Deed (Option Certificate).

1.	Interpretation

1.1
Terms defined in the rules of the Plan (but not defined in this Option Certificate) shall have the same meaning in this Option Certificate as in the rules of the Plan, unless the context requires otherwise. The rules of interpretation in the Plan also apply to the Option Certificate.

1.2	A copy of the rules of the Plan may be obtained from the intranet of the Company.

1.3	Terms in the Option Certificate such as you or your refer to and address the Option Holder.

2.	Grant Of Option

2.1	Subject to the other terms of the Option Certificate and the rules of the Plan, the Company grants You an option (Option) to acquire [NUMBER OF SHARES] Ordinary Shares (Option Shares) in the Company.

2.2	The Date of Grant of the Option is the date of execution of this Deed.

2.3	The Exercise Price of the Option is £[x] per Option Share.

3.	Vesting Dates

3.1	The Shares subject to your Option will vest and become Vested Shares as follows:

3.2	The Shares subject to your Option will vest and become Vested Shares as follows:

3.2.1	in respect of [●] Shares (being 25% of the Option Shares rounded down to the nearest whole number), on the first anniversary of the Date of Grant;

3.2.2	in respect of a further [●] Shares (being 25% of the Option Shares rounded down to the nearest whole number) on the second anniversary of the Date of Grant;

3.2.3	in respect of a further [●] Shares (being 25% of the Option Shares) on the third anniversary of the Date of Grant; and

3.2.4	in respect of the balance of the Option Shares on the fourth anniversary of the Date of Grant,

provided that no further vesting shall occur after you have ceased to be an Employee.

3.3	You may lose the ability to exercise the Option and/or the Option may lapse before any date specified in clause 3.1 if certain events occur, in accordance with the rules of the Plan.

4.	First Exercise Date

4.1
You may only exercise the Option on the occurrence of a Sale, Listing, Takeover (other than a Reorganisation) or other event referred to in rule 6.2 in accordance with the rules of the Plan unless the Board exercises its discretion to allow you to exercise prior to one of these events pursuant to rule 6.4.

4.2
If you exercise the Option before the date which is three years from the Date of Grant other than in certain defined events, You may not benefit from the special tax treatment for CSOP options. It is Your responsibility to take Your own tax advice in relation to any exercise of the Option.

5.	Latest Exercise Date

5.1
You may not exercise the Option after 5:00pm on the day immediately preceding the tenth anniversary of the Date of Grant and it will lapse on that date if it has not lapsed or been exercised in full before then.

5.2	You may lose the ability to exercise the Option and/or the Option may lapse before the date specified in clause 5.1 if certain events occur, in accordance with the rules of the Plan.

6.	Restrictions Applying To The Option Shares

The Option Shares are subject to the Relevant Restrictions in Schedule 1.

7.	Terms of Option

7.1	The Option is subject to:

7.1.1	Schedule 4 to the Income Tax (Earnings and Pensions) Act 2003 (Schedule 4);

7.1.2	any other legislation applying to Schedule 4 CSOP schemes; and

7.1.3	the rules of the Plan.

7.2	The provisions referred to in clause 7.1 shall take precedence over any conflicting statement about the terms of the Option.

7.3
Without limitation clause 3.3, clause 5.2, clause 8, clause 9, clause 10, clause 11 and clause 12 are included only as a summary of certain important provisions of the Plan, to draw these to your attention.

8.	Restrictions on Transfer and Charging

8.1	You may not transfer the Option and it will lapse if You attempt to do so. However, the Option will not lapse if and when it passes to your personal representatives on your death.

8.2	You may not make the Option subject to a charge or any other security interest. For example, You cannot use the Option as security for a loan. The Option will lapse if You attempt to do so.

8.3	The Option will lapse if You are declared bankrupt.

9.	Exercise After Cessation Of Employment

9.1
After You cease holding office or employment with the Company or any other company of which the Company has control, You may only exercise the Option if, and to the extent that, exercise is then permitted under the rules of the Plan.

9.2
In certain circumstances, after You give or receive notice to terminate employment with the Company or any other company of which the Company has Control, You may only exercise the Option if, and to the extent that, exercise is then permitted under the rules of the Plan.

10.	Terms of Your Employment

10.1	The grant and existence of the Option shall not affect the terms of your employment with the Company or any other company of which the Company has (or had) Control.

10.2	You shall have no rights to compensation or damages on account of any loss concerning the Option or the Plan that arises (or is claimed to arise), in whole or in part, from:

10.2.1	the termination of any office or employment held by You; or

10.2.2	any notice to terminate office or employment given by or to You; or

10.2.3	any company ceasing to be a Constituent Company of the Plan; or

10.2.4	the transfer of any business to a person which is not a Constituent Company of the Plan; or

10.2.5	a determination by HMRC that the Plan is no longer a Schedule 4 CSOP scheme.

This clause 10.2 applies however the relevant circumstances are caused and however damages or compensation may be claimed.

10.3	The grant of the Option does not give You any right to receive further options under the Plan, or any other share incentives or bonuses.

10.4	The value of any benefit realised from the Option shall not be taken into account in determining your entitlement to any pension or similar benefit.

11.	Income Tax And National Insurance Contributions

11.1	Depending on the circumstances, on exercise of the Option You may have an income tax liability under PAYE and You may be required to pay national insurance contributions (NICs). If so, then:

11.1.1	the Company or your employer may require You to pay amounts in respect of your PAYE and NICs liability, or enter into some other arrangement specified by the Company for the payment of these amounts;

11.1.2	You may be required to:

(a)	pay; or

(b)	enter into a joint election to transfer; or

(c)	enter into an arrangement or agreement for the payment of

some or all of your employer's secondary class 1 NICs liability arising from exercise of the Option; and

11.1.3
in some circumstances, the Company may withhold the number of Option Shares required to meet your liabilities in respect of PAYE, and primary (employee) class 1 NICs and secondary (employer) class 1 NICs.

11.2	The Option may only be exercised if You:

11.2.1	confirm (in writing) that You agree to the requirements of the Plan relating to PAYE and NICs (Rule 8). This may be done at the time of exercise; and

11.2.2	make any arrangements, or enter into any agreements, that may be required under Rule 8.

12.	Exercise Of Option

12.1	To exercise the Option, you should fill in and sign an exercise notice and submit it to the Company.

12.2	You may also be required to enter into a deed of adherence, as referred to in rule 6.8 of the Plan.

12.3	An exercise notice form is attached to this Option Certificate.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Schedule 1

Relevant Restrictions

(A)	Articles of Association

There are Relevant Restrictions contained in the Company’s Articles of Association. The details of these restrictions are set out below. In addition You will be provided with a copy of the Articles of Association so that You can refer to the full provisions containing these Relevant Restrictions.

Articles 7 to 11

Under the provisions of Article 7 to 10 of the Articles of Association of the Company, there is a general prohibition on transfers of Ordinary Shares other than to a Privileged Relation or a Family Trust. The definitions for these permitted transfers are copied below. This prohibition is subject to the provisions in Article 11 which allows a transfer to take place provided that the shares are first offered to the existing shareholders.

Privileged Relation:

in relation to an individual member or deceased or former individual member, means the husband or wife or the widower or widow of such member and all the lineal descendants and ascendants in direct line of such member and the brothers and sisters of such member and their lineal descendants and a husband or wife or widower or widow of any of the above persons and for the purposes aforesaid a step-child or adopted child or illegitimate child of any person shall be deemed to be his or her lineal descendant;

Family Trust:

as regards any particular individual member or deceased or former individual member, means a trust (whether arising under a settlement, declaration of trust or other instrument by whomsoever or wheresoever made or under a testamentary disposition or on an intestacy) under which no immediate beneficial interest in any of the Shares in question is for the time being vested in any person other than that individual and/or Privileged Relations of that individual; and so that for this purpose a person shall be considered to be beneficially interested in a Share if such Share or the income thereof is or may become liable to be transferred or paid or applied or appointed to or for the benefit of such person or any voting or other rights attaching thereto are or may become liable to be exercisable by or as directed by such person pursuant to the terms of the relevant trust or in consequence of an exercise of a power or discretion conferred thereby on any person or persons;

Article 12

Compulsory transfer (forfeiture) provisions apply where the individual is adjudicated bankrupt, if shares are not voluntarily transferred within a year of the individual’s death, or if the employee ceases to be employed by the Company. Fair value will be paid for a transfer arising under this Article and there is a mechanism for determining fair value in Article 12.

Article 14

In a case where the holders of 60% of the Ordinary Shares are proposing to sell such shares Article 14 enables them to force the minority to sell their shares for the consideration specified in Article 14.

(B)	Shareholders' Agreement

There is a provision in rule 6.8 of the Plan pursuant to which you may be required on exercise of the Option to enter into a deed of adherence to a shareholders' agreement entered into between the shareholders of the Company, under which you would agree to be bound by that agreement as though you were a party to it. It is possible that such an agreement could contain Relevant Restrictions. Details of certain restrictions on transfer set out in the existing shareholders' agreement are set out below. In addition, on request You will be provided with a copy of the relevant sections of the existing shareholders' agreement so that You can refer to the full provisions containing these Relevant Restrictions.

Clause 6

No party to the shareholders' agreement may transfer shares:

•	unless the transferee enters into a deed of adherence;

•	if the transferee is a competitor of the Company (unless pursuant to an offer under Article 15 of the Articles of Association of the Company).

Executed as a deed by Immunocore Limited acting by a director in the presence of:
Director

Witness Signature:

Witness name:

Witness address:

Witness Occupation:

DATED	201[*]

IMMUNOCORE LIMITED
COMPANY SHARE OPTION PLAN - NOTICE OF
EXERCISE OF OPTION

THIS DEED dated	[DATE]	is made by:

This notice is given by me, _____________________________ (write your full name here)

(Option Holder).

1.	Option Exercise

I wish to exercise the option (Option) granted to me on __________________ (write date of grant here) by Immunocore Limited (Company) under the rules of the Immunocore Limited Company Share Option Plan (Plan). I agree to the terms of the Plan and my Option Certificate in relation to the Option.

2.	Number Of Shares To Be Acquired

I wish to exercise the Option to acquire:

•	All

•	_____________ (if exercising only in part, write number of shares here)

(Delete one of the bullet points above, as appropriate.)

of the shares subject to the Option (the Shares) and I request that the Shares be allotted or transferred to me under the Plan and the articles of association of the Company.

(Note that you may exercise the Option in whole or in part)

3.	Agreements About My Tax Liabilities

3.1	I irrevocably agree to:

3.1.1
pay to the Company, my employer or former employer amounts equal to any PAYE income tax and primary class 1 (employee) National Insurance contributions (NICs) (or any similar liability for tax or social security contribution arising in any jurisdiction outside the United Kingdom) for which the Company, my employer or former employer is liable to account on the exercise of the Option or the sale of any Shares (or any other taxable event in relation to the Shares); or

3.1.2	enter into arrangements satisfactory to the Company to secure the payment of the amounts specified in clause 3.1.1.

3.2	I irrevocably agree:

3.2.1
to pay to the Company, my employer or former employer amounts equal to any secondary class 1 (employer) NICs (or any similar liability for social security contribution arising in any jurisdiction outside the United Kingdom) which the Company, my employer or former employer is liable to pay on the exercise of the Option or the sale of any Shares (or any other taxable event in relation to the Shares) and which may be lawfully recovered from me;

3.2.2	to enter into arrangements satisfactory to the Company to secure the payment of the amounts specified in clause 3.2.1; or

3.2.3	if requested to do so by the Company, my employer or former employer, to enter into a joint election to transfer to me liability for the whole or any part of the amounts specified in clause 3.2.1.

3.3
I understand and agree that, if I do not fulfil any obligation I then have under clause 3.1 and clause 3.2 within seven days after the date of this exercise, the Company may retain and sell enough of the Shares to satisfy my liabilities under clause 3.1 and clause 3.2, together with any costs arising from that sale. I shall be entitled to any balance of the sale proceeds.

3.4
I irrevocably agree to enter into a joint election in respect of the Shares under section 431(1) or section 431(2) of the Income Tax (Earnings and Pensions) Act 2003, if required to do so by the Company, my employer or former employer at any time up to the date falling 14 days after I acquire the Shares.

3.5	I appoint the Company (acting by any of its directors from time to time) as my agent and attorney to:

3.5.1	sell Shares and deal with the proceeds of sale as specified in clause 3.3 (if relevant, as modified by my direction in clause 4); and,

3.5.2	execute joint elections of the types specified in clause 3.2.3 and clause 3.4, in my name and on my behalf.

The Company may appoint one or more persons to act as substitute agent(s) and attorney(s) for me and to exercise one or more of the powers conferred on the Company by this power of attorney, other than the power to appoint a substitute attorney. The Company may subsequently revoke any such appointment.

This power of attorney shall be irrevocable, except with the consent of the Company, and is given by way of security to secure the interest of the Company (for itself and as trustee under the Option on behalf of any employer or former employer of mine) as a person liable to account for or pay any relevant PAYE or NICs liability.

I declare that a person who deals in good faith with the Company or any substitute attorney as my attorney appointed under this Deed may accept a written statement signed by that person to the effect that this power of attorney has not been revoked as conclusive evidence of that fact.

4.	Directions About My Tax And NICs Liabilities

(The Option was granted as an tax-advantaged CSOP option. As a result, income tax and NICs liabilities will only arise on exercise if certain limited circumstances.

If you have any doubt as to whether tax and NICs will be due on exercise, you should ask the Company Secretary to confirm the position before you exercise the Option.)

PAYE income tax and NICs (as specified in clause 3.1 and clause 3.2) (Tax Liability) may arise on this exercise. If a Tax Liability arises, I wish to pay my Tax Liability by the following method:

•	I authorise my employer to deduct the Tax Liability under PAYE from my next salary payment.

•	I have included payment for the Tax Liability in the enclosed cheque.

•	I wish the Company to retain and sell enough Shares to meet the Tax Liability, as specified in clause 3.3 (but without being required to wait until seven days after this exercise before doing so).

•	I have entered into other arrangements (which are satisfactory to the Company) to meet the Tax Liability.

Delete all but one of the bullet points above, as appropriate. If you do not select a method of settling your Tax Liability, the Company will sell a number of shares to meet your Tax Liability, as specified in clause 3.3.

5.	Payment

5.1	I enclose a cheque for ___________________ (write amount here) which includes:

•	The aggregate exercise price payable under the Option for the Shares.

•	The amount due in respect of my PAYE and NICs liabilities (as specified in clause 3.1 and clause 3.2) arising on exercise. (Delete this bullet point, if it does not apply.)

5.2
I enclose completed documentation relating to other arrangements (which are satisfactory to the Company) to meet my PAYE and NICs liabilities arising on exercise (as specified in clause 3.1 and clause 3.2). (Delete this clause, if it does not apply.)

5.3	I enclose a completed deed of adherence in accordance with rule 6.8 of the Plan. (Delete this clause if it does not apply.)

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Signed as a deed by [NAME OF OPTION HOLDER] in the presence of:
[SIGNATURE OF OPTION HOLDER]

Witness Signature:

Witness name:

Witness address:

Witness Occupation: